EXHIBIT 99.4

               CONCLUSION OF THE CLINICAL INSPECTION OF APPLYING
              LIFE-STAR(TM) TO CURE DIABETES AND ITS COMPLICATIONS


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                       GUANGZHOU TIAN-HE MEDICAL INSTITUTE

                CONCLUSION OF THE CLINICAL INSPECTION OF APPLYING

              LIFE-STAR(TM) TO CURE DIABETES AND ITS COMPLICATIONS

       DR. CHEN CHANG-DIN, PRESIDENT, GUANGZHOU TIAN-HE MEDICAL INSTITUTE

This conclusion is based on the clinical test with a period of three months from September 2002 to December 2002.

There are 71 diabetic patients participating the test with a Treatment Group of 50 patients taking LIFE-STAR(TM), the product of NEW MORNING BIOENGINEERING INC. It is verified to be effective by clinical inspection.

The conclusion is as the following:-
The total effective rate is 84%. By inspecting the hemorheological indexes, it shows obvious improvements on the readings of viscosity of whole blood in both high shear and low shear, and fibrinogen. The cholesterol and the blood sugar of empty stomach and 24 hour urine sugar after treatment have also improved.

There is a close relationship between the rate of total effectiveness and the patient's condition. The mild patients have the best treatment effect with a rate of effectiveness 88.24%. The medium patients have the second best treatment effect with a rate of effectiveness 85.71%. The serious patients have the least treatment effect with a rate of effectiveness 75%.

The functions of LIFE-STAR(TM) in treating diabetes are to promote blood circulation and dissipate blood stasis. It alleviates the hyper-action of blood platelets aggregation, and promotes the pancreatic microcirculation and recovers the secretion function of the pancreas. It also possesses unique ability to adjust metabolic function, which is able to provide curative effects to hypertension and cardiovascular disease. It improves the actions of micro-vascular function, which is able to alleviate the renal disease and retina pathological change. In these ways, LIFE-STAR(TM) leads to a better treatment effect.

                                   GUANGZHOU TIAN-HE MEDICAL INSTITUTE
                                                      GUANGZHOU, CHINA

                                                        (Signed)

                                                       Chang-ding CHEN
                                                          President